EXHIBIT 5.1

DAVIS POLK & WARDWELL
1600 EL CAMINO REAL
MENLO PARK, CA 94025

650-752-2018

March 23, 2006

Re:  Registration Statement on Form S-8

Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, CA 93012

Ladies and Gentlemen:

     We are acting as counsel for Vitesse Semiconductor Corporation (the “Company”) in connection with the filing of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended, relating to 12,000,000 shares of the Company’s common stock deliverable in accordance with the Vitesse Semiconductor Corporation 1991 Employee Stock Purchase Plan, as referred to in such Form S-8 (the “Plan”).

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption of the Plan as we have deemed necessary or advisable for the purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell